  EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this __ day of February 2021 (the “Agreement Date”), to be effective the 7th day of December, 2020 (the “Start Date”), by and between Great Lakes Dredge & Dock Corporation (the “Corporation”), with and on behalf of its wholly owned subsidiaries (together, the “Company”), and Vivienne Schiffer (“Executive”).

ARTICLE I

EMPLOYMENT SERVICES

1.1Term of Employment. Executive’s employment under this Agreement shall commence on the Start Date and continue until the second annual anniversary of such date, unless terminated earlier pursuant to Article III herein (the “Initial Employment Term”). The Employment Term shall be extended automatically for successive one-year periods unless, at least 60 days prior to expiration of the Employment Term, either party gives written notice to the other party that it does not wish to renew the Agreement (such one-year extension(s) and the Initial Employment Term to be, collectively, the “Employment Term”).

1.2Position and Duties. During the Employment Term, Executive shall hold the position of Senior Vice President, Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary –and shall report to the Company’s Chief Executive Officer. Executive shall perform such duties and responsibilities as are consistent with a senior executive of the Company and those duties as may be assigned to Executive by the Chief Executive Officer from time to time. Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company and shall use Executive’s reasonable best efforts to perform such responsibilities in a diligent, loyal, and businesslike manner so as to advance the best interests of the Company. Executive shall act in conformity with Company’s written and oral policies and within the limits, budgets and business plans set by the Company, and shall adhere to all rules and regulations in effect from time to time relating to the conduct of employees of the Company. Executive’s office will be at the principal corporate offices of the Company, and Executive will be expected to conduct his/her activities from such office other than when traveling on behalf of the Company. Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to civic and charitable organizations and managing personal investments; but only to the extent that such activities, individually or as a whole, do not materially interfere with the execution of Executive’s duties hereunder, or otherwise violate any provision of this Agreement. Executive shall not become involved in the management of any corporation, partnership, or other entity, including serving on the board of directors of any for-profit private or publicly traded company, without the written consent of the Corporation’s Board of Directors (the “Board”).

1.3 Service on Board. The Company may require Executive to serve without additional compensation as a member of the Board or as an officer or director of any of the Company entities. Any compensation or other remuneration received from such service may be offset against the amounts due hereunder.

ARTICLE II

COMPENSATION

2.1Base Salary. The Company shall pay Executive an annual base salary (“Base Salary”) of $356,000 (fixed for fiscal year 2021), payable in accordance with the general payroll practices of the Company. The Board may, in its sole discretion, increase Executive’s Base Salary, or it may decrease Executive’s Base Salary by up to ten percent (10%) if there is a salary reduction affecting substantially all similarly situated senior managers of the Company.

2.2Incentive Compensation. Executive will be eligible to participate in any annual performance bonus plans and long-term incentive plans established and maintained by the Company for certain senior managers including, but not limited to, the Annual Bonus Plan, 2017 Long-Term Incentive Plan or such similar or successor plans as the Company may establish. Such bonus will be paid in accordance with the Company’s standard practice, but in any event no later than 2.5 months after the end of the calendar year in which Executive earns such bonus. All incentive compensation paid to Executive will be subject to the terms of the Company’s policy for recovering overpayments of incentive compensation in certain circumstances, including a restatement of reported financial or operating results, fraud, or misconduct, in effect from time to time.

2.3Equity Compensation. Executive will be eligible to participate in any equity-based compensation plans established or maintained by the Company for certain similarly situated senior managers, including but not limited to the Company’s 2017 Long-Term Incentive Plan and any successor thereto. All equity compensation paid to Executive will be subject to the terms of the Company’s recoupment policy in effect from time to time.

2.4Employee Benefit Plans. Executive will be eligible to participate on substantially the same basis as the Company’s other similarly situated employees in any other employee benefit plans offered by the Company to similarly situated senior managers, including, without limitation, the Company’s Supplemental Savings Plan (or any successor thereto), medical, dental, short-term and long-term disability, life, pension, profit sharing and nonqualified deferred compensation arrangements. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs and eligibility thereunder at any time, in its sole discretion, without recourse by Executive.

2.5Vacation/Paid Time Off. Executive will be entitled to twenty-two days of paid vacation per calendar year, subject to the Company’s vacation policy in effect from time to time. The Company may, at its discretion, increase (but not decrease) Executive’s vacation entitlement.

2.6Business Expenses. The Company will reimburse Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to the Company’s policies and upon Executive’s presentation of an itemized written statement and such verification as the Company may require.

2.7 D&O Insurance; Indemnification. During the Employment Term, the Company will purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to Executive on terms equivalent to those provided to other executive officers. Further, the Company will defend, indemnify, and hold Executive harmless, the maximum extent permitted by applicable law and permitted by the Company’s governing documents, from and against legal claims which may be asserted against Executive arising out of Executive’s good faith performance of duties pursuant to this Agreement.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1Voluntary Resignation Without Good Reason. Executive may terminate his/her employment for any reason by giving the Company 30 days’ prior written notice of a voluntary resignation date (“Resignation Date”). Upon receiving Executive’s notice of intent to resign, the Company may require that Executive cease performing services for the Company at any time before the Resignation Date, so long as the Company continues Executive’s Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Resignation Date. Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the Resignation Date if he/she voluntarily terminates employment hereunder without Good Reason.

3.2Termination By Company With Cause. The Company may terminate Executive’s employment for Cause (as defined below) by giving written notice to Executive designating an immediate or future termination date (“Cause Termination Date”). In the event of a termination for Cause, the Company shall pay Executive his/her Base Salary under Section 2.1 and employee benefits under Section

2.4through the Cause Termination Date. Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the Cause Termination Date.

For purposes of this Agreement, “Cause” means:

(a)Executive materially breaches this Agreement;

(b)Executive commits an act constituting a felony or engages in illegal, unethical, or immoral conduct that, in the reasonable judgment of the Board, could injure the integrity, character, or reputation of the Company;

(c)Executive is convicted, enters a plea of no contest or nolo contendere, or receives deferred adjudication or un-adjudicated probation for any felony or any crime involving moral turpitude; or

(d)Executive fails or refuses to carry out, or comply with, in any material respect, any lawful directive of the Chief Executive Officer (or Executive’s direct supervisor at the time) that is consistent with the terms of the Agreement or with the Company’s written plans and policies, which is not remedied within 30 days after Executive’s receipt of written notice of same from the Company.

3.3Termination By Company Without Cause or by Executive for Good Reason. The Company may terminate Executive’s employment without Cause by giving written notice to Executive designating an immediate or future termination date. Executive may terminate his/her employment hereunder for Good Reason, which will be treated as a termination by the Company without Cause. The effective date of a termination by the Company without Cause or by Executive for Good Reason will be the Executive’s “Termination Date.”

Good Reason means the occurrence of all of the following: (a) an involuntary, material diminution of Executive’s authority, reporting line, duties or responsibilities that is not intended to be temporary, (b) Executive provides written notice to the Company’s Board and Chief Executive Officer of the specific diminution within thirty days after it takes effect, gives the Company thirty days to cure same, and the condition remains uncured, and (c) Executive resigns within 65 days following the initial occurrence of the diminution.

In the event of a termination without Cause or for Good Reason, Executive shall receive from the Company his/her Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Termination Date and shall be eligible to receive the benefits described in Sections 3.3 below (collectively, “Severance Pay”), subject to the requirements set forth in Section 3.6 and Section 3.7. The period over which the amounts in Section 3.3(a) are payable is referred to as the “Severance Period.”

If Executive’s employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason, the Company will provide the following compensation and benefits to Executive:

(a)Payment of Executive’s then current Base Salary, less applicable withholdings, for 12 months. This amount will be paid in equal installments on each regularly scheduled payroll pay date during the 12 month period that begins on the Termination Date, subject to Section 3.6.

(b)The pro rata portion of the target annual bonus and the Supplemental Savings Plan benefits earned through the Termination Date. Such amounts will be paid when all other Company executives receive such payments, but in no event later than March 15 of the year following the Termination Date.

(c)Provided that Executive timely elects continuation of group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company will provide a COBRA premium subsidy through the Severance Period (“COBRA Premium Subsidy”). The amount of the COBRA Premium Subsidy will be equal to cost of such COBRA benefits minus the cost the Executive would pay for such benefits if the Executive were an active employee.  During the Severance Period, Executive will be required to pay only the unsubsidized portion of the COBRA premium (i.e., the active employee rate for such coverage). To qualify Executive for the COBRA Premium Subsidy, Executive must timely pay the applicable unsubsidized COBRA premiums required to maintain coverage for Executive, the Executive’s spouse and any eligible dependents under COBRA. It is understood and agreed that the period of time during which Executive is eligible for the COBRA Premium Subsidy shall run concurrent with and be credited toward the continuation coverage period to which Executive would be entitled pursuant to COBRA. Notwithstanding the foregoing, Executive understands and agrees that the Company's obligation to provide the COBRA Premium Subsidy shall cease on the earliest of (i) the end of the Severance Period, (ii) the date on which Executive becomes eligible for group health coverage offered by another employer or (iii) the date on which Executive otherwise ceases to be eligible for COBRA. Executive further understands and agrees that all other provisions of Executive’s (and Executive’s spouse and covered eligible dependents’) COBRA coverage (including, without limitation, any applicable co-payments, deductibles, and other out-of-pocket expenses) will be in accordance with the applicable plan in effect for similarly situated active employees, as applicable. Executive also understands and agrees that the amount of the COBRA Premium Subsidy may be included in Executive’s taxable income and subject to applicable tax withholdings and required deductions from any severance payments. After the Severance Period expires, Executive will be required to timely pay the full monthly COBRA premium to continue COBRA coverage for any additional COBRA coverage period for which Executive or Executive’s spouse eligible dependents are eligible.

(d)During the twelve (12) month period immediately following the Termination Date, the Company shall treat Executive as if he/she were a continuing employee for purposes of applying the age and vesting provisions of unvested performance or non-performance-based equity awards, measured from the date of Executive’s termination of employment. For the avoidance of doubt, the vesting and delivery of any such awards that are earned by Executive as a result of such continued vesting credit shall occur at the normally scheduled vesting date as specified in the underlying equity award agreement.

(e)The Company will pay for and/or provide to Executive outplacement services with an outplacement firm of Executive’s choosing, provided that the Company shall not be responsible to pay for such services to the extent such services (aa) exceed $15,000 or (bb) are provided more than one year following the Release Effective Date (as defined below).

Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any additional compensation or benefits from the Company after the Termination Date except as provided herein. All Severance Pay paid to Executive will be subject to the terms of the Company’s policy for recovering overpayments of incentive compensation in certain circumstances, including a restatement of reported financial or operating results, fraud, or misconduct, in effect from time to time.

3.4Change in Control. If, contemporaneous with or within twelve months after a Change in Control (as defined below), the Executive’s employment is terminated by the Company other than for Cause, or terminated by Executive for Good Reason, Executive will be eligible to receive, in lieu of those payments provided under Section 3.3(a) and (b), as applicable: (a) one and one-quarter (1¼) times Executive’s then current Base Salary; and (b) an amount equal to Executive’s target annual bonus for the year that includes the Termination Date (together, the “Change in Control Payment”), subject to the requirements set forth in Section 3.6. The Change in Control Payment will be made in a lump sum cash payment as soon as practicable, but in no event more than 30 days after the later of the Release Effective Date (as defined below) or the effective date of the Change in Control. Executive shall also receive full, accelerated vesting credit, on the date of the Release Effective Date (as defined below), for any outstanding unvested, time-vesting equity awards (not performance-based awards) consistent with and subject to the limitations of Section 3.7. In addition, Executive will be eligible for the continued health plan coverage described in Section 3.3(c) and the outplacement services described in Section 3.3(e).

For purposes of this Agreement, a “Change in Control” will occur as of the first day that any one or more of the following conditions is satisfied:

(i)The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Corporation Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, holders of capital stock of the Corporation as of the date hereof or an affiliate thereof, any corporation owned, directly or indirectly, by the Corporation’s stockholders in substantially the same proportions as their ownership of stock of the Corporation); provided, however that any acquisition from the Corporation or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) of this paragraph will not be a Change in Control under this subparagraph (i), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 25% or more of the Corporation Voting Securities; or

(ii)Within any twelve (12) month period that includes or is after the Start Date, individuals who constitute the Corporation’s Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)Consummation by the Corporation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries (the ‘‘Parent Corporation”), is represented, directly or indirectly by Corporation Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the

Corporation Voting Securities; (B) no Person (excluding any employee benefit plan (or related trust)

of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Corporation existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)Approval by the Corporation’s stockholders of a complete liquidation or dissolution of the Corporation.

However, in no event will a Change in Control be deemed to have occurred with respect to Executive if Executive is part of a purchasing group that consummates the Change in Control transaction. Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if Executive is an equity participant in the purchasing company or group (except: (a) passive ownership of less than two percent of the stock of the purchasing company; or (b) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors; provided that, for purposes of the foregoing, participation as a management investor in such purchasing company will not be deemed to be within the exceptions provided for in (a) and (b)).

Notwithstanding anything to the contrary, a Change in Control will have occurred only if such Change in Control constitutes a change in control under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance in effect thereunder (“Section 409A”).

3.5. Non-Renewal. For the avoidance of doubt, either party’s provision of written notice to the other party of intent not to renew this Agreement and the subsequent termination of the Agreement by expiration pursuant to Section 1.1, above, shall not be deemed a termination without Cause under Section 3.3, and in such a case, Executive shall be entitled to receive no compensation or benefits from the Company after expiration of this Agreement in accordance with its terms, except as otherwise provided in this paragraph, under law, or the terms of any employee benefit plans in which Executive participates. Notwithstanding the foregoing, in the event the Company elects not to renew the Agreement and Executive’s employment is terminated without Cause (or Executive terminates his/her employment for Good Reason, as set forth in Section 3.3) within twelve (12) months immediately following the end of the Employment Term, as defined in this Agreement, then during the remaining period of vesting associated with any outstanding equity awards, Company shall treat Executive as if he/she were a continuing employee for purposes of applying the vesting provisions of all unvested performance or non-performance based equity awards, measured from the date of Executive’s termination of employment, subject to the requirements set forth in Section 3.6. For the avoidance of doubt, the vesting and delivery of any such awards that are earned by Executive as a result of such continued vesting credit shall occur at the normally scheduled vesting date as specified in the underlying equity award agreement.

3.6Execution of Separation Agreement. As a condition to receiving the Severance Pay or the Change in Control Payment set forth in Section 3.3 or Section 3.4, respectively, Executive must execute and return to the Company, and not revoke any part of, a separation agreement containing a general release and waiver of claims against the Company and its respective officers, directors, stockholders, employees and affiliates with respect to Executive’s employment, and other customary terms, in a form and substance reasonably acceptable to the Company and in conformity with applicable laws and regulations then in effect. The Company shall deliver to Executive such release within ten (10) days following Executive’s termination of employment and Executive shall deliver an original, signed release to the Company within twenty-one (21) days of receipt thereof (or such longer period as may be required by applicable law to constitute an effective release of all claims, but no longer than 45 days after the after receipt of the same from the Company) (the “Release Deadline”). Notwithstanding anything in this Agreement to the contrary, no payments pursuant to Section 3.3 or Section 3.4 shall be made prior to the date that both (a) Executive has delivered an original, signed release to the Company and (b) the revocability period (if any) has elapsed without Executive having exercised Executive’s revocation rights (the “Release Effective Date”). Any payments that would otherwise be made hereunder during the first sixty (60) days following Executive’s Termination Date will be made on the 65th day following Executive’s Termination Date termination of employment. If Executive does not deliver an original, signed release to the Company by the Release Deadline, (i) Executive’s rights shall be limited to those made available to Executive under Section 3.1 above, and (ii) the Company shall have no obligation to pay or provide to Executive any amount or benefits described in Section 3.3 or Section 3.4, or any other monies on account of the termination of Executive’s employment. Any obligation of the Company to provide the Severance Pay shall cease: (A) upon Executive’s death; (B) if Executive materially breached or breaches Executive’s contractual obligations to the Company, including those set forth in Article IV or Article V herein, or in the release agreement; or

(C) if, after Executive’s termination, the Company discovers facts and circumstances that would have justified a termination for Cause (“Disqualifying Conduct”); provided, however, that upon any subsequent determination that there was no Disqualifying Conduct, the Company shall immediately pay any unpaid Severance Pay or Change in Control Payment as contemplated in Section 3.3 or Section 3.4.

3.7 Section 409A. While the parties acknowledge that any payments and benefits provided under Article III of this Agreement are intended to be exempt from Section 409A, to the extent (a) further guidance or interpretation is issued by the IRS after the date of this Agreement which would indicate that the payments do not qualify for such exemption or the amount of payments due under Article III increases in a manner to cause certain payments to exceed the limitation available for exempt separation payments and (b) Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) upon the date of Executive’s termination of employment, such payments or benefits which are not exempt and would otherwise be payable to Executive prior to the date that is six (6) months following the date of Executive’s separation from service (within the meaning of Section 409A) shall be delayed and instead shall be paid to Executive on the first regular payroll date that occurs after the six (6) month anniversary of Executive’s separation from service (within the meaning of Section 409A). For purposes of Section 409A, each installment of the Severance Pay under Article III shall be treated as a right to a separate payment.

3.8Excess Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement, individually or together, would be an “Excess Parachute Payment” within the meaning of Code Section 280G but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payments or benefits, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).

The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3.8 will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this Section 3.8, the reduction shall be made in the following order: (a) first reducing, if any, those payments or benefits which have a higher Parachute Value than actual present value, (b) then, to the extent necessary, reducing cash payments or benefits; and (c) then, to the extent necessary, reducing those payments or benefits having the next highest ratio of Parachute Value to actual present value of such payments or benefits as of the date of the change of control (as defined under Code Section 280G). For purposes of this Section 3.8, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 3.8, the “Parachute Value” of a payment or benefit means the present value as of the date of the change of control of the portion of such payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as valued in accordance with Section 280G of the Code any interpretive guidance thereunder.

3.9Removal from any Boards and Positions. If Executive’s employment is terminated for any reason under this Agreement, Executive will, immediately upon Executive’s termination of employment, be deemed to have resigned from (a) if a member, the Board as well as the board of directors of any Company entity or any other board to which Executive has been appointed or nominated by or on behalf of the Company, (b) any position with the Company or any Company entity, including, but not limited to, as an officer of the Company or any Company entity, and (c) any fiduciary positions with respect to the Company’s benefit plans. In addition, and as a condition to receiving the Severance Pay described in Section 3.3 or the Change in Control Payment described in Section 3.4, Executive shall take any and all necessary steps to effectuate Executive’s resignation from such positions.

ARTICLE IV

EXCLUSIVITY OF SERVICES AND RESTRICTIVE COVENANTS

4.1Confidential Information. The Company will provide Executive with access to and use of the Company’s Confidential Information (as defined below) in the course and scope of Executive’s employment. Executive acknowledges and agrees that the Confidential Information (as defined below) of the Company (as defined above) and Company subsidiaries and any other entity related to the Company entities (each, a “GLDD Entity”) that Executive obtains during Executive’s employment by the Company is the property of the Company or such other GLDD Entity and that the Company has the need and the right to protect the Confidential Information. Executive agrees that, except as expressly authorized in connection with Executive’s employment hereunder, Executive will never, directly or indirectly, disclose, publish, or use any Confidential Information of which Executive has become aware, whether or not such information was developed by Executive. All duties and obligations set forth in this Agreement regarding Confidential Information shall be in addition to those which exist under the Texas Uniform Trade Secrets Act and other applicable state and federal statutory law and common law.

As used in this Agreement, “Confidential Information” means information that is not generally known to the public and that was or is used, developed, or obtained by the Company or any other GLDD Entity, in connection with their respective businesses, including but not limited to:

i.products or services, anticipated or unannounced products or services, product, or service development information (or other proprietary product or service information);

ii.fees, costs, bids and pricing structures and quotations or proposals given to agents, customers, sureties, suppliers, or prospective customers, agents, sureties, or suppliers, or received from any such person or entity;

iii.	accounting or financial records;

iv.	strategic business plans;

v.	information system applications or strategies;

vi.	customer and vendor lists and employee lists and directories;

vii.marketing plans, bidding strategies and processes, and negotiation strategies, whether past, current, or future;

viii.	accounting and business methods;
ix.	legal advice and/or attorney work product;

x.	trade secrets and other proprietary information;

xi.information, analysis or strategies regarding acquisitions, mergers, other business combinations, divestitures, recapitalizations, or new ventures; and

xii.nonpublic information that was acquired by Executive concerning the requirements and specifications of the Company’s or any other GLDD Entity’s agents, vendors, contractors, customers, or potential customers.

Notwithstanding anything to the contrary, Confidential Information does not include any information that: (a) is publicly disclosed by law or pursuant to, and to the extent required by, an order of a court of competent jurisdiction or governmental agency; (b) becomes publicly available through no fault of Executive or another person acting in breach of contractual or other legal obligations; or (c) has been published in a form generally available to the public before Executive proposes to disclose, publish, or use such information.

Defend Trade Secrets Act (DTSA) Notice: Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret:

(i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

4.2Noncompetition. Texas Law License; Compliance with Texas Rules of Disciplinary Conduct; Preservation of Privilege.  During the Employment Term, Executive will be employed as an attorney, and Executive’s job duties will include providing legal advice to the Company and those acting on its behalf.  Executive represents that Executive is licensed and authorized to practice law in the State of Texas, without restriction, and Executive agrees to maintain Executive’s license to practice law in Texas in good standing at all times during the Employment Term.  During the Employment Term and any Severance Period, Executive will comply in all material respects with the Texas Disciplinary Rules of Professional Conduct.  In addition to the protection of confidential information as set forth above, during the Employment Term and any Severance Period, Executive will take reasonable steps to ensure that communications between Executive and the Company’s representatives and agents, and communications or actions undertaken at the direction of Executive, are protected by the attorney-client communication privilege and/or attorney work product doctrine, as applicable, to the greatest extent permitted by applicable law, regulation or rule, except when waiver of such protection is determined in good faith to be in the best interest of the Company.

4.3Non-Solicitation. During the Employment Term and for the period commencing on the expiration of the Employment Term and ending on the date that is 365 calendar days following the expiration of the Employment Term (the “Restricted Period”), Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of the GLDD Entities), directly or indirectly, on Executive’s own behalf or for any other person or entity: (a) solicit for employment, hire or engage, or attempt to solicit for employment, hire or engage, any person who is or was employed by any GLDD Entity within the six (6) month period prior to the solicitation, hire or engagement, or (b) otherwise interfere with the relationship between any such person and the applicable GLDD Entity.

4.4Non-Interference with Business Relationships. During the Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of the Company), directly or indirectly, on Executive’s own behalf or for any other person or entity: (a) solicit, for a purpose related to a competitive activity (i.e., an activity prohibited by Section 4.2), any customer, vendor or agent of the

GLDD Entity that was doing business with the GLDD Entity during the six month period prior to the solicitation; or (b) induce, or attempt to induce, any customer, vendor or agent of the GLDD Entity to reduce or cease doing business with the GLDD Entity, or otherwise interfere with the relationship between such entity and the GLDD Entity.

4.5Equitable Modification. If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.6Remedies. Executive acknowledges that the agreements and covenants contained in this Article IV are essential to protect the GLDD Entities and their business and are a condition precedent to entering into this Agreement. Should Executive breach any covenant in this Article IV, then among other remedies, the duration of the covenant shall be extended by the period of any such breach. Executive agrees that irreparable harm would result from Executive’s breach or threat to breach any provision of this Article IV, and that monetary damages alone would not provide adequate relief to the Company for the harm incurred. Executive agrees that in addition to money damages, the Company shall be entitled to issuance of temporary, preliminary, and permanent injunctive relief restraining Executive from committing or continuing any breach without being required to post a bond. Without limiting the foregoing, upon a breach by Executive of any provision of this Article IV, any outstanding Severance Pay shall cease and be forfeited, and Executive shall immediately reimburse the Company for any Severance Pay previously paid.

ARTICLE V

POST-TERMINATION OBLIGATIONS

5.1Return of Company Materials. No later than the Termination Date (when advance notice of termination has been provided) or (3) business days following the termination of Executive’s employment (when no advance notice is provided or termination is for Cause), Executive shall return to the Company all Company property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to any GLDD Entities (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information. Executive shall be entitled to retain Executive’s cellular telephone and cellular telephone number.

5.2 Employee Assistance. During Executive’s employment with the Company and any Severance Period, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in any reasonable manner that the Company may request, including without limitation (i) conferring with the Company with regard to any litigation, claim, or other dispute in which the Company is or may become a party (other than a dispute between Executive and the Company arising out of this Agreement) and (ii) providing the Company with access to Executive’s cellular phone and/or other electronic equipment for the purposes of any investigation into work-related matters. The Company shall reimburse Executive for all reasonable, approved out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2. The Company will make any such reimbursement within 30 days of the date Executive provides the Company with documentary evidence of such expense consistent with the policies of the Company. Notwithstanding anything to the contrary, any such reimbursement shall be administered so as to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv).

ARTICLE VI

MISCELLANEOUS

6.1Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and must be: (a) delivered personally, in which case the date of such notice shall be the date of delivery; (b) delivered to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (c) sent by facsimile transmission (with a copy sent by first-class mail), in which case the date of delivery shall be the date of transmission, or if after 5:00 P.M., the next business day.  If not personally delivered, notice must be sent as designated below:

If to Executive, to the address listed on the signature page hereto or the last address on file for Executive in the records of the Company.

If to the Company:

Great Lakes Dredge & Dock Corporation 9811 Katy Freeway, Suite 1200

Houston, Texas 77024

Attn: Chief Executive Officer fax:

telephone: with a copy to:

Great Lakes Dredge & Dock Corporation 9811 Katy Freeway, Suite 1200

Houston, Texas 77024

Attn: Chief Human Resources & Administrative Officer fax:

telephone:

or such other address as may hereafter be specified by written notice given by either party to the other party. Executive shall promptly notify the Company of any change in Executive’s address set forth on the signature page.

6.2Company Stock Retention. Executive shall be subject to the Company’s stock retention guidelines and policies in effect from time-to-time.

6.3Withholding. The Company may withhold from any payment it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law, or any other amounts due and owing to the Company from Executive.

6.4Successors and Assigns. This Agreement shall not be assignable by Executive without the Company’s written consent. Subject to Section 4, the Company may unilaterally assign this Agreement to any successor employer or corporation or entity that purchases substantially all of the assets of or succeeds to the business of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

6.5Third Party Beneficiary. Each of the GLDD Entities is a third-party beneficiary of this Agreement, is entitled to the rights and benefits of the Company hereunder, and may enforce the provisions of this Agreement as if it were a party thereto.

6.6No Waiver. No failure or delay by the Company or Executive in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof or a waiver of any other right hereunder. No modification, amendment or waiver of this Agreement or consent to any departure by Executive from any of the terms or conditions thereof, will be effective unless in writing and signed by the Chief Executive Officer of the Company. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.

6.7Severability; Survivability. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall be treated as independent obligations, shall not be affected thereby, and shall be enforced to the fullest extent permitted under law. Executive’s obligations in Articles IV and V, and the Company’s obligations in Article III, shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.

6.8Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

6.9Governing Law; Waiver of Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, except with respect to a party seeking to obtain only injunctive relief for violation or threatened violation of this Agreement, the parties: (a) agree to submit disputes to arbitration as set forth in Section 6.11; and (b) waive their respective rights to a jury trial of any claims and causes of action. With respect to claims for injunctive relief which are excluded from Section 6.11, Executive and the Company irrevocably submit to the jurisdiction of the courts in Harris County, Texas.

6.10Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company. The heading in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of the provision.

6.11Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings, or letters of intent with regard to the subject matter contained herein between the parties hereto, unless otherwise specified herein. This Agreement shall not be amended, modified, or supplemented except by a written instrument signed by each of the parties hereto.

6.12ARBITRATION OF DISPUTES. EXCEPT AS PROVIDED IN SECTION 6.9 ABOVE, ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS CONTRACT, OR THE BREACH THEREOF, SHALL BE SETTLED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION IN ACCORDANCE WITH ITS EMPLOYMENT ARBITRATION RULES AND MEDIATION PROCEDURES INCLUDING THE OPTIONAL RULES FOR EMERGENCY MEASURES OF PROTECTION. THE CONTROVERSY SHALL BE SUBMITTED TO ONE ARBITRATOR, EACH PARTY MAY STRIKE OR REJECT UP TO THREE POTENTIAL ARBITRATORS WITH THE SELECTIONS ALTERNATING BETWEEN THE COMPANY AND THE PARTY AND SELECTED FROM THE ROSTER OF ARBITRATORS OF THE AMERICAN ARBITRATION ASSOCIATION. THE PLACE OF ARBITRATION SHALL BE THE COUNTY IN WHICH THE PRINCIPAL CORPORATE OFFICES OF THE COMPANY ARE LOCATED. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND BINDING ON THE PARTIES.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date first set forth above.

Great Lakes Dredge & Dock Corporation

By: /s/ Lasse J. Petterson	Chief Executive Officer

Vivienne Schiffer

   /s/ Vivienne R. Schiffer